ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION (PROFIT) Form 002
Form 002 Revised July 1, 2002

FILED
DONETTA DAVIDSON
COLORADO SECRETARY OF STATE

20021163086 C
$ 75.00
SECRETARY OF STATE
06-14-2002 13:47:53

Colorado Secretary of State
Business Division
1560 Broadway, Suite 200
Denver, CO 80202-5169

DPC20001071091

The undersigned corporation, pursuant to Section 7-110-106, Colorado Revised Statutes (C.R.S.), delivers these Articles of Amendment to its Articles of Incorporation to be delivered to the Colorado Secretary of State for filing, and states as follows:

1. The name of the corporation is: Relevant Links, Inc.
(If changing the name of the corporation, indicate name of corporation BEFORE the name change)

2. The date the following amendment(s) to the Articles of Incorporation was adopted:	6/13/2002

3. The text of each amendment adopted: N/A

4. If changing the corporation name, the new name of the corporation is:
Direct Response Financial Services, Inc.

5. If providing an exchange, reclassification, or cancellation of issued chares, provisions for implementing the amendment if not contained in the amendment itself: N/A

6. Indicate manner in which amendment(s) was adopted:
The number of votes cast for the amendment by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group - Adopted by shareholders.

7. Effective date (if not to be effective upon filing): N/A

8. The address to which the Secretary of State may send a copy of this document upon completion of filing (or to which the Secretary of State may return this document if filing is refused) is:
7080 N. Whitney, Suite 101, Fresno, CA 93720

/s/ Mark A. Bogani
(Individual's Signature)

Signer's Name	Mark A. Bogani
Signer's Title	Registered Agent